UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: November 17, 2016
(Date of earliest event reported)

Forbes Energy Services Ltd.
(Exact Name of Registrant as Specified in Its Charter)

Texas	001-35281	98-0581100
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3000 South Business Highway 281 Alice, Texas		78332
(Address of Principal Executive Offices)		(Zip Code)

(361) 664-0549

(Registrant's Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
As previously disclosed, the Company received a notice from the staff of the Nasdaq Stock Market LLC, or the Staff, indicating that the Staff had determined to delist the Company’s securities from The Nasdaq Capital Market due to the Company’s continued non-compliance with the minimum bid price requirement as of September 26, 2016, unless the Company timely requested a hearing before the Nasdaq Hearings Panel, or the Panel. The Company timely requested a hearing before the Panel to explore the possibilities of staying any delisting action by the Staff. On November 16, 2016, the Company withdrew its hearing request before the Panel in light of the inability to establish a means of satisfying the applicable listing criteria.
On November 17, 2016, the Company received a notice from the Staff informing the Company that, as a result of the Company withdrawing its request for a hearing before the Panel, the Nasdaq Listing Qualifications Panel had determined to delist the Company’s common stock and suspend the trading of the Company’s common stock from The Nasdaq Capital Market, effective as of the open of business on November 21, 2016. The Company does not intend to appeal this decision.
On November 21, 2016, the Company’s common stock was delisted and suspended from trading on The Nasdaq Capital Market and began trading on the Pink Sheets under the symbol “FESL.” However, the Company can give no assurance that trading in its common stock will continue on the Pink Sheets or on any other securities exchange or quotation medium.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Forbes Energy Services Ltd.

Date: November 21, 2016	By: /s/ L. Melvin Cooper
L. Melvin Cooper
Senior Vice President and Chief Financial Officer